Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	January 31, 2013
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

UGI First Quarter Earnings Increase 18%; Adjusted Earnings Increase 26%

VALLEY FORGE, Pa., January 31—UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $102.6 million, or $0.90 per diluted share, for the first quarter of fiscal 2013 ended December 31, 2012, compared to $87.0 million, or $0.77 per diluted share, for the first quarter of fiscal 2012. Net income attributable to UGI for the prior-year period includes a benefit of $5.5 million ($0.05 per diluted share) resulting from the recognition of certain foreign tax credits associated with UGI’s International Propane business. The $15.6 million (17.9%) increase in net income attributable to UGI was the result of substantially improved performance across all of UGI’s business units. Excluding the benefit of the prior-year tax adjustment, net income attributable to UGI increased $21.1 million (25.9%) year-over-year.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Although warmer than normal, the weather experienced by each of our business units during the quarter was colder, on average, than that experienced last year. AmeriGas’s earnings contribution increased over 50%, primarily reflecting the impact of the Heritage Propane acquisition. Gas Utility’s 14% year-over-year improvement in earnings contribution reflected both colder weather and, to a lesser extent, the net impact of customer additions in fiscal 2012. Our International Propane business also reported earnings that were 14% above last year primarily due to colder weather in France and the benefits associated with acquisitions completed last year in the UK, Scandinavia and the Benelux countries. Finally, our Midstream & Marketing business reported improved results primarily associated with its electric generation business.” Weather during the quarter was warmer than normal across all of UGI’s operating territories and in particular across the United States and in France. Weather during the month of December was substantially warmer than normal across the United States (13.1% warmer than normal) and in Gas Utility’s service territory (14.4% warmer than normal).

Greenberg continued, “We are pleased to see a significant rebound in earnings from last year’s quarter. Although all of our businesses performed quite well during the quarter, the impact of substantially warmer than normal December weather on our domestic business units resulted in earnings that were slightly below our expectations. We remain optimistic about the earnings potential of our businesses assuming reasonably normal temperatures for the remainder of the heating season. Based upon our results to date and our assessment of business conditions for the remainder of fiscal 2013, we are making a modest revision to our earnings guidance and we now expect to report earnings in the range of $2.40 to $2.50 per diluted share for fiscal 2013.”

Segment Performance (Millions, except where otherwise indicated)

AmeriGas Propane:

For the three months ended December 31,	2012	2011	Increase (decrease)
Revenues	$876.6	$683.8	$192.8	28.2%
Total margin (a)	$424.5	$240.0	$184.5	76.9%
Partnership EBITDA	$187.8	$83.7	$104.1	124.4%
Operating income	$139.9	$60.1	$79.8	132.8%
Retail gallons sold	350.7	220.9	129.8	58.8%
Degree days—% (warmer) than normal	(9.0)%	(11.9)%
Capital expenditures	$26.5	$21.6	$4.9	22.7%

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UGI First Quarter Earnings Increase 18%; Adjusted Earnings Increase 26%	Page 2

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Weather for the current-year period was 9.0% warmer than normal and 3.4% colder than the prior year. Weather for the month of December was 13.1% warmer than normal and 1.5% warmer than the prior-year period.

•	Retail gallons sold reflect incremental sales associated with the operations of Heritage Propane partially offset by the impact of significantly warmer than normal weather.

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Revenues increased primarily due to increased retail volumes sold ($342.5 million) partially offset by a decline in average retail selling prices ($155.8 million), the result of lower propane product costs.

•	The average wholesale cost of propane at Mont Belvieu, Texas for the current quarter was approximately 38% lower than the average cost in the same period last year.

•	Total margin increased due to higher retail volumes sold, higher average retail unit margins and increased total margin related to ancillary sales and services.

•	Operating and administrative expenses increased $83.6 million, primarily reflecting incremental expenses associated with the operations of Heritage Propane.

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Operating income increased $79.8 million primarily reflecting the higher total margin partially offset by the increased operating expenses and greater depreciation and amortization expenses ($25.2 million) principally associated with Heritage Propane.

•	Capital expenditures increased $4.9 million from the prior-year period, primarily due to transition capital expenditures associated with the Heritage Propane acquisition.

International Propane:

For the three months ended December 31,	2012	2011	Increase (decrease)
Revenues	$664.9	$518.3	$146.6	28.3%
Total margin (a)	$190.1	$174.5	$15.6	8.9%
Operating income	$57.8	$41.7	$16.1	38.6%
Income before income taxes	$50.0	$34.1	$15.9	46.6%
Retail gallons sold	172.8	164.1	8.7	5.3%
Degree days—% (warmer) than normal:
Antargaz	(7.7)%	(19.7)%
Flaga	(3.2)%	(4.9)%
Capital expenditures	$14.4	$15.9	$(1.5)	(9.4)%

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Weather in France was warmer than normal but approximately 15% colder than the prior-year period while weather in Flaga’s operating territory was slightly warmer than normal and slightly colder than the prior-year period.

•	Retail gallons sold increased primarily due to significantly colder weather and stronger crop drying volumes at Antargaz.

•	Revenues increased principally reflecting higher average LPG prices, and to a lesser extent, greater volumes sold.

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Average wholesale propane prices in Northwest Europe were approximately 30% higher than in the prior-year period while average wholesale butane prices were approximately 20% higher than the prior-year period.

•	Total margin increased principally reflecting greater retail volumes sold at Antargaz and higher retail unit margins at Flaga.

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UGI First Quarter Earnings Increase 18%; Adjusted Earnings Increase 26%	Page 3

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Operating and administrative expenses were essentially unchanged from the prior-year period, as increased expenses at Antargaz primarily associated with the greater volume sold were offset by the absence of $3.6 million in acquisition and transition expenses incurred in the prior-year period.

•	Operating income and income before income taxes were higher than the prior-year period, primarily reflecting the higher total margin.

•	The average euro-to-dollar translation rate for the current quarter was approximately $1.30 compared with $1.35 for the prior-year period.

Gas Utility:

For the three months ended December 31,	2012	2011	Increase (decrease)
Revenues	$248.3	$255.0	$(6.7)	(2.6)%
Total margin (a)	$124.7	$113.3	$11.4	10.1%
Operating income	$69.8	$61.2	$8.6	14.1%
Income before income taxes	$60.2	$51.1	$9.1	17.8%
System throughput—billions of cubic feet (“bcf”)
Core market	21.8	19.4	2.4	12.4%
Total	54.0	49.0	5.0	10.2%
Degree days—% (warmer) than normal	(3.6)%	(12.2)%
Capital expenditures	$28.5	$21.8	$6.7	30.7%

•	Weather during the current-year quarter was warmer than normal but 9.6% colder than the prior-year period.

•	Total system throughput increased from the prior year due to increased throughput to core market customers and large firm and interruptible delivery service customers.

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Revenue decreased due to lower off-system sales and lower core market customer revenue, primarily attributable to lower natural gas prices. This decrease was partially offset by the greater retail core market volumes resulting from colder weather and, to a lesser extent, the net impact of customer additions in fiscal 2012.

•	Total margin increased due to higher core market margin ($8.6 million) and higher firm delivery service total margin. The higher core market margin reflects the impact of greater core market volumes.

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Operating income increased primarily due to the higher total margin partially offset by higher operating expenses including, among other things, higher distribution and system maintenance expenses and greater pension expense.

•	Capital expenditures increased $6.7 million (30.7%) primarily due to new business capital, increased system maintenance capital and main replacement expenditures.

Midstream & Marketing:

For the three months ended December 31,	2012	2011	Increase (decrease)
Revenues	$241.9	$238.8	$3.1	1.3%
Total margin (a)	$45.2	$40.0	$5.2	13.0%
Operating income	$27.5	$23.9	$3.6	15.1%
Income before income taxes	$26.5	$22.8	$3.7	16.2%
Capital expenditures	$20.3	$28.1	$(7.8)	(27.8)%

•	Revenue increased due to higher revenue from electric generation, retail power, and higher gas gathering activities offset by lower natural gas marketing revenues due to lower natural gas prices.

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UGI First Quarter Earnings Increase 18%; Adjusted Earnings Increase 26%	Page 4

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Total margin increased due to higher margin from electric generation ($2.7 million), and greater combined margin from natural gas marketing, gas gathering, peaking, and capacity management activities ($3.4 million). These increases were partially offset by lower total margin from storage activities. Electric generation margin increased primarily due to higher production at our Hunlock facility.

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Operating income was higher due to the increase in total margin and the absence of expenses recorded in the prior year associated with a planned outage at the Conemaugh generating station partially offset by higher current-year depreciation expense and higher operating and administrative costs.

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Capital expenditures decreased $7.8 million primarily due to the absence of expenditures from the LNG expansion project, which was completed in August, and lower electric generation expenditures ($2.7 million) primarily due to the prior-year outage at Hunlock. These decreases were partially offset by increased expenditures in the current-year period related to natural gas storage enhancements.

(a) Total margin represents total revenues less total cost of sales.

About UGI

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss first quarter earnings and other current activities at 4:00 PM ET on Thursday, January 31, 2013. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 7:00 PM ET on January 31 through 9:00 pm on Tuesday, February 5. The replay may be accessed at 1-877-344-7529, conference ID 10019731 and International access 1-412-317-0088, conference ID 10019731.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, including Heritage Propane, and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-03	###	1/31/12

UGI CORPORATION

REPORT OF EARNINGS

(Millions of dollars, except per share)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
AmeriGas Propane	$876.6	$683.8	$3,114.4	$2,521.6
International Propane	664.9	518.3	2,092.6	1,552.1
Gas Utility	248.3	255.0	778.7	960.3
Midstream & Marketing	241.9	238.8	856.1	1,018.9
Corporate & Other (a)	(8.5)	(7.1)	11.8	(38.4)

Total revenues	$2,023.2	$1,688.8	$6,853.6	$6,014.5

Operating income:
AmeriGas Propane	$139.9	$60.1	$250.1	$211.4
International Propane	57.8	41.7	127.9	73.8
Gas Utility	69.8	61.2	180.8	185.7
Midstream & Marketing	27.5	23.9	66.0	79.3
Corporate & Other (a)	1.1	1.4	4.3	1.8

Total operating income	296.1	188.3	629.1	552.0
Loss from equity investees	0.0	(0.1)	(0.2)	(0.8)
Loss on extinguishments of debt	0.0	0.0	(13.3)	(38.1)
Interest expense:
AmeriGas Propane	(41.2)	(16.5)	(167.3)	(64.6)
International Propane	(7.7)	(7.5)	(31.1)	(29.3)
Gas Utility	(9.6)	(10.1)	(39.6)	(40.4)
Midstream & Marketing	(1.0)	(1.1)	(4.7)	(3.1)
Corporate & Other, net (a)	(0.8)	(0.8)	(3.1)	(3.3)

Total interest expense	(60.3)	(36.0)	(245.8)	(140.7)
Income before income taxes	235.8	152.2	369.8	372.4
Income tax expense	(65.1)	(42.1)	(122.6)	(109.1)

Net income	170.7	110.1	247.2	263.3
Less: net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(68.1)	(23.1)	(32.2)	(56.5)

Net income attributable to UGI Corporation	$102.6	$87.0	$215.0	$206.8

Earnings per share attributable to UGI shareholders:
Basic	$0.91	$0.78	$1.91	$1.85

Diluted	$0.90	$0.77	$1.89	$1.83

Average common shares outstanding (thousands):
Basic	113,136	112,240	112,806	112,006

Diluted	114,490	113,152	113,836	113,314

Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$18.2	$12.1	$22.0	$31.4
International Propane	35.5	31.0	69.6	38.8
Gas Utility	35.5	31.1	84.9	91.2
Midstream & Marketing	15.8	13.9	38.3	48.3
Corporate & Other (a)	(2.4)	(1.1)	0.2	(2.9)

Total net income attributable to UGI Corporation	$102.6	$87.0	$215.0	$206.8